Exhibit 99.4
The Board of Directors
Qwest Communications International Inc.
1801 California Street
Denver, Colorado 80202
Dear Members of the Board:
We hereby consent to the inclusion of our opinion letter, dated April 21, 2010, to the Board of Directors of Qwest Communications International Inc. (“Qwest”) as Annex E to, and reference thereto under the headings “Summary — The Merger and the Merger Agreement — Opinions of Qwest’s Financial Advisors”, “The Issuance of CenturyLink Shares and the Merger — Qwest’s Reasons for the Merger; Recommendation of the Merger by the Qwest Board of Directors” and “The Issuance of CenturyLink Shares and the Merger — Opinions of Qwest’s Financial Advisors” in, the joint proxy statement/prospectus relating to the proposed transaction involving Qwest and CenturyLink, Inc. (“CenturyLink”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of CenturyLink (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
By: /s/ Lazard Frères & Co. LLC
LAZARD FRERES & CO. LLC

June 4, 2010